    As filed with the Securities and Exchange Commission on April 24, 1997.

                                                   REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549
                           ______________________

                                  FORM S-3
              REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                           ______________________

                        GENZYME TRANSGENICS CORPORATION
              (Exact name of registrant as specified in its charter)

       Massachusetts                                 04-3186494
(State or other jurisdiction                      (I.R.S. Employer
of incorporation or organization)               Identification Number)


    Five Mountain Road, Framingham, Massachusetts, 01701 (508) 872-8400
      (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           ______________________

                             JAMES A. GERAGHTY
                     President and Chief Executive Officer
                        Genzyme Transgenics Corporation
                             Five Mountain Road
                        Framingham, Massachusetts 01701
                               (508) 872-8400
           (Name, address, including zip code, and telephone number, including area code, of agent for service)

                              with copies to:

                        LYNNETTE C. FALLON, ESQUIRE
                            Palmer & Dodge LLP
                            One Beacon Street
                        Boston, Massachusetts 02108
                             (617) 573-0100
                          ______________________

        Approximate date of commencement of proposed sale to the public:

    From time to time after the effective date of this Registration Statement.
                          ______________________


If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /



                      CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------
Title of each class of securities to be    Amount to be    Proposed maximum       Proposed maximum          Amount of
          registered                        registered    offering price per     aggregate offering     registration fee
                                                              share(1)                  price
--------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value             166,108 shares        $6.9375                $1,152,374              $349.20
--------------------------------------------------------------------------------------------------------------------------


 (1)      Estimated solely for the purpose of determining the registration fee and computed pursuant to Rule 457(c), based upon the average of the high and low sale prices on April 22, 1997, as reported by the Nasdaq National Market.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS


                          Genzyme Transgenics Corporation

                          166,108 Shares of Common Stock


     This Prospectus relates to the offer and sale of up to 166,108 shares (the "Shares") of Common Stock, $0.01 par value (the "Common Stock") of Genzyme Transgenics Corporation ("GTC" or the "Company") by an existing stockholder of the Company (the "Selling Stockholder"). The Shares may be offered and sold by the Selling Stockholder from time to time in open-market or privately-negotiated transactions, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholder may effect such transactions by selling the Shares to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). See "Selling Stockholder" and "Plan of Distribution."

     None of the proceeds from the sale of the Shares by the Selling Stockholder will be received by the Company.

     The Common Stock of the Company is listed for quotation on the Nasdaq National Market under the symbol GZTC. On April 15, 1997, the closing sale price of the Common Stock, as reported by Nasdaq, was $7.75 per share.

                                _______________

             AN INVESTMENT IN THE SECURITIES REGISTERED HEREBY INVOLVES
                     A HIGH DEGREE OF RISK.  SEE "RISK FACTORS"
                                _______________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION; NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     No person is authorized, in connection with the offering made hereby, to give any information or to make any representation other than as contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus is not an offer to sell, or a solicitation of an offer to buy, by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

              The date of this Prospectus is _________ ___, 1997

                              TABLE OF CONTENTS


                                                                            Page

Available Information..........................................               3

Incorporation of Certain
  Documents By Reference.......................................               3

Risk Factors...................................................               4

The Company....................................................               8

Selling Stockholder............................................               9

Plan of Distribution...........................................               9

Legality of Common Stock.......................................               9

Experts........................................................               9

                               AVAILABLE INFORMATION


     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports and other information can also be reviewed through the Commission's web site on the Internet (http://www.sec.gov).
                                  _______________

                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission (File No. 0-21794), pursuant to the Exchange Act, are incorporated herein by reference:

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 29, 1996, filed with the Commission March 31, 1997.

     (b) The Company's Current Report on Form 8-K, filed with the Commission April 3, 1997.

     (c) All other reports, if any, filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the Annual Report referred to in paragraph (a) above.

     (d) The description of the Common Stock of the Company contained in the Company's Registration Statement on Form 8-A, filed on May 19, 1993, including any amendment or reports filed for the purpose of updating such description.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this Prospectus, to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the documents which are incorporated herein by reference, except for certain exhibits to such documents. Requests should be directed to the Company, Five Mountain Road, Framingham, Massachusetts 01701, Attention: John B. Green, telephone: (508) 872-8400.

                                  RISK FACTORS

     An investment in the shares of Common Stock being offered hereby involves a high degree of risk. Prospective investors should carefully consider the following risk factors, in addition to the other information contained in this Prospectus, before purchasing the shares of Common Stock offered hereby.

     History of Operating Losses; Need for Additional Funds. GTC has had operating losses since its inception and expects such losses to continue for the next several years. For the period from its inception in 1993 to December 29, 1996, the Company incurred cumulative losses of approximately $17.9 million. GTC's losses have resulted principally from costs incurred in connection with research activities and from expenses in excess of revenues from the Company's CRO services. GTC's sources of revenues to date have consisted primarily of research and development contracts and CRO services. Such revenues to date have not been sufficient to generate profits. The Company expects to continue to incur significant operating losses until such time as product sales and CRO service revenues are sufficient to fund its operations. No assurance can be given that the Company will become profitable.

     The Company currently believes that existing cash resources and available financing will be sufficient to meet its operating cash flow needs and capital requirements at least through the end of 1997. The development of transgenic products by the Company will require the commitment of substantial resources to conduct costly and time-consuming research, preclinical testing and clinical trials necessary to bring such products to market. If GTC's businesses do not achieve profitable operations at or prior to the time such existing resources are exhausted, the Company will need to obtain additional financing, through public or private financings, including debt or equity financings, or through collaborative or other arrangements with corporate partners, as appropriate. Adequate funds for the Company's operations from such sources may not be available when needed or on terms acceptable to the Company. If additional financing cannot be obtained when needed or on acceptable terms, GTC could be forced to delay, scale back or eliminate certain of its research and development programs or to license to other parties rights to commercialize products or technologies that the Company would otherwise seek to develop internally as well as delaying or forgoing timely expansion, improvement or investment in the Company's contract research services.

     The foregoing forward-looking statements regarding the Company's expectations of the need for additional funds are subject to risks and uncertainties. The Company's cash requirements may vary materially from those now planned, depending upon the results of existing businesses, the terms of future collaborations, results of research and development, competitive and technological advances, regulatory requirements and other factors.

     Early Stage of Transgenic Technology. Development of products based on transgenic technology is subject to a number of significant technological risks and the time period required for any such development is both lengthy and uncertain. Neither GTC nor, to GTC's knowledge, any other entity has conducted human clinical trials of any protein produced in the milk of transgenic animals and there can be no assurance that GTC will be able to do so successfully. There can be no assurance that any transgenically produced protein will be safe or effective. All of the proteins that GTC is developing will require significant additional research, development and testing and will require the expenditure of substantial additional capital prior to their commercialization. In addition, there can be no assurance that research and discoveries by others will not render GTC's technology obsolete or noncompetitive.

     No Assurance of Commercial Success of Transgenic Products. The successful commercialization of any transgenic protein product by the Company will depend on many factors, including the successful completion of clinical testing, the response of medical professionals to the data from clinical trials, the Company's ability to create or access a sales force able to market such transgenic products, the Company's ability to supply a sufficient amount of product to meet market demand, the degree to which third-party reimbursement for use of such product is available and the number and relative efficacy of competitive products that may subsequently enter the market, as well as, with respect to transgenic products designed to replace or supplement products currently being marketed, the relative cost-effectiveness of the transgenic products. There can be no assurance that the Company or its collaborative partners will be successful in efforts to develop and implement a commercialization strategy for any such products.

     GTC does not currently have a sales force to market any transgenic products it may develop. The Company anticipates that, for products it develops independently, it will enter into marketing arrangements with larger pharmaceutical or biotechnology companies which have established sales forces that are able to market such products. There can be no assurance that any marketing or distribution arrangements will be available on acceptable terms or that, in the alternative, GTC will be able to establish its own sales force successfully. Unforeseen delays in this process may have an adverse effect on the commercialization of any of the Company's products.

     Third-party payors are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement for new therapeutic products. The successful commercialization of any products developed by the Company may depend on obtaining coverage and reimbursement for the use of these products from third-party payors.

     In addition, the successful commercialization of the Company's products will require that medical professionals become convinced of the efficacy of the products in treating a particular condition and incorporate such products as standard practice in relevant therapeutic protocols. There can be no assurance that any transgenic product developed by GTC will be accepted by the medical profession.

     Government Regulation. Transgenic products will require approval by the FDA prior to marketing in the United States. In addition, the manufacturing and marketing of such products, and certain areas of research related to them, are subject to regulations by other U.S. governmental authorities including the United States Department of Agriculture (the "USDA") and the Environmental Protection Agency (the "EPA"). Comparable authorities are involved in other countries.

     In cases where the Company expects to obtain revenue from the sale of transgenic products, whether through direct sales, marketing relationships with others or royalty arrangements, the Company will incur the risk of such product failing to satisfy applicable regulatory requirements prior to marketing. The approval process involves two parts, governing first the approval of an individual pharmaceutical product as safe and effective and second the approval of the manufacturing process as complying with applicable FDA current good manufacturing practices regulations ("GMPs"). In 1995, the FDA and comparable European regulatory authorities issued guidelines regarding the production of therapeutic proteins in transgenic animals.
While the FDA's guidelines, known as Points to Consider guidelines ("Points to Consider"), cover issues specific to transgenic production, the basic regulatory framework for FDA approval will also apply to transgenic therapeutic products submitted for approval. To GTC's knowledge, no protein produced in the milk of a transgenic animal has been submitted for regulatory approval in the United States or elsewhere.

     The FDA and comparable agencies in foreign countries impose substantial requirements upon the introduction of therapeutic pharmaceutical products through lengthy and detailed laboratory and clinical testing procedures, sampling activities and other costly and time-consuming procedures. Satisfaction of these requirements typically takes several years or more and can vary substantially based upon the type, complexity and novelty of the product. With respect to therapeutic products, the standard FDA approval process includes preclinical laboratory and animal testing, submission of an IND to the FDA, appropriate human clinical trials to establish safety and effectiveness and submission of either a Biologics License Application or a New Drug Application ("NDA") prior to market introduction. With respect to obtaining approval for the production facilities to be used in producing a therapeutic product, the Company expects to be subject to both the requirements for establishment license applications and the Points to Consider issued with respect to transgenic recombinant products.

     The effect of government regulation may be to delay marketing of the Company's products for a considerable or indefinite period of time, impose costly procedural requirements upon the Company's activities and may furnish a competitive advantage to larger companies or companies more experienced in regulatory affairs. There can be no assurance that FDA or other regulatory approvals for any products developed by the Company will be granted on a timely basis or at all. Any delay in obtaining or any failure to obtain such approvals could adversely affect the Company's ability to generate revenue. Even if initial regulatory approvals for the Company's product candidates are obtained, the Company, its products and its transgenic manufacturing processes would be subject to continual review and periodic inspection.
There can be no assurance that the FDA will permit the marketing of any transgenic product for any particular indication, if at all.

     The Company's operations are also subject to federal, state and local laws, rules, regulations and policies governing the use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of certain materials and waste, including but not limited to animal waste and waste water.

     Dependence of Testing Services on Current Government Regulatory Requirements. The market for GTC's preclinical testing services is dependent upon the maintenance of strict standards for the conduct of laboratory and clinical tests and related procedures which are promulgated by governmental entities responsible for public health and welfare, including the FDA, and by regulatory authorities in foreign countries. The process of obtaining these approvals varies according to the nature and use of the product and routinely involves lengthy and detailed laboratory and clinical testing and other costly and time-consuming procedures. The Company offers the customers of its preclinical testing and development services the necessary expertise to comply with these complex regulations. If the regulatory structure were to change in a way which reduced the need for such services, the Company could be materially adversely affected.

     Dependence on Genzyme. GTC has entered into a number of contractual agreements with Genzyme, including a research and development agreement pursuant to which Genzyme provides purification services to GTC for transgenically produced proteins (the "Genzyme R&D Agreement"), a lease of GTC's facility in Framingham, Massachusetts, and an agreement to fund the development of AT-III through the first quarter of 1997.

     Under the Genzyme R&D Agreement, Genzyme is obligated to use commercially reasonable efforts to perform purification services for GTC. GTC does not currently have personnel capable of undertaking such purification services. Until such time, if ever, as GTC develops its own capabilities in this regard, there can be no assurance that Genzyme will be able to provide such services when and as required by GTC or that GTC would be able to obtain comparable services elsewhere.

     There can be no assurance that Genzyme and GTC will reach agreement to extend Genzyme's funding of the AT-III development program beyond the first quarter of 1997 under terms attractive to GTC, if at all. There also can be no assurance that, in the absence of such agreement, the Company will be able to fund such program on its own beyond the end of 1997 or that the Company will be able to obtain such funding from a third party on acceptable terms, if at all.

     Potential Conflicts of Interest with Genzyme. Genzyme is the largest single stockholder of GTC. Assuming exercise of a currently exercisable warrant for 145,000 shares of Common Stock, Genzyme beneficially owns approximately 44% of the outstanding Common Stock of GTC.

     Genzyme's ownership interest gives it significant influence over any election of directors and any other action requiring approval by the holders of a majority of the Common Stock. Three members of GTC's Board of Directors, including Henri Termeer, the Chairman of the Board of the Company, also serve as directors and/or executive officers of Genzyme. The interests of Genzyme on the one hand and GTC on the other hand may, from time to time, differ.

     Dependence on Collaborators. The success of GTC's transgenic protein production business will depend, in large part, on GTC's ability to enter into arrangements with biotechnology and pharmaceutical companies for the transgenic production of proteins to which such companies have proprietary rights or to fund the development of transgenic proteins which are in the public domain or the subject of expiring patents. To date, the scope of these agreements has generally been limited to demonstrating the feasibility of transgenic production of targeted proteins in particular animal species. There can be no assurance that these feasibility studies will be successful or lead to agreements for the commercial production of any proteins. Depending upon the terms of any future collaborations, the Company's role in such collaborations may be limited to the production aspects of the proteins under development. As a result, GTC may also be dependent on collaborators for other aspects of the development, preclinical and clinical testing, regulatory approval and commercialization of any transgenic product.

     Uncertainty Regarding Patents and Proprietary Technology. GTC has relied upon trade secrets, proprietary know-how and continuing technological innovation to develop and maintain its competitive position and to protect its proprietary technology. In part, these legal rights are protected by contracts with employees, consultants and business partners. There can be no assurance that trade secrets possessed by GTC will be maintained, that secrecy obligations will be honored or that others will not independently develop similar or superior technology. There is no assurance that patent applications filed by GTC will result in patents being issued or that any patents issued to or licensed by GTC will be held valid. The Company may also be subject to claims that result in the revocation of patent rights previously licensed to GTC as a result of which the Company may be required to obtain licenses from others to continue to develop, test or commercialize its products. There can be no assurance that GTC will be able to obtain such licenses on acceptable terms, if at all. In addition, there may be pending or issued patents held by parties not affiliated with GTC that relate to the technology utilized by GTC. As a result, GTC may need to acquire licenses to, or contest the validity of, such patents or any other similar patents which may be issued. GTC could incur substantial costs in defending itself against challenges to patent or infringement claims made by third parties or in enforcing any patent rights of its own. The loss or exposure of trade secrets possessed by GTC could also adversely affect its business.

     On December 21, 1995, Pharming B.V. filed a request for arbitration under a cross-license agreement with GTC granting various patent rights relating to the transgenic production of proteins, seeking, among other things, a declaratory judgment which would effectively rescind the agreement.
 While the outcome of the arbitration proceeding cannot be determined, GTC believes that there is insufficient ground for rescission of the license agreement and that GTC will be able to successfully defend this proceeding. There can be no assurance, however, that GTC will prevail in the defense of the arbitration proceeding. Failure by the Company to prevail for any reason could have a material adverse effect on the Company, including potential delays in the commercialization of the Company's transgenic products and increased costs.

     Competition. The industries in which GTC operates are highly competitive and may become even more competitive. It will be necessary for GTC to continue to devote substantial efforts and expense to research, development, sales and marketing in order to maintain a competitive position.
 There can be no assurance that developments by others will not render GTC's current and proposed services, products or technologies obsolete. In addition, GTC may encounter significant competition for protein development and production contracts from other companies. Transgenic products may face significant competition from biological products manufactured in cell culture or derived from human serum or tissue or animal serum or tissue. GTC's business will compete both against other companies whose business is dedicated to offering transgenic production or preclinical testing and development as a service and with prospective customers or collaborators who decide to pursue such transgenic production or preclinical testing and development internally.

     Risk of Service or Product Liability. GTC's business exposes it to potential product and professional liability risks which are inherent in the testing, production, marketing and sale of human therapeutic products. While GTC has obtained product and professional liability insurance under an insurance policy arrangement with Genzyme and Genzyme's affiliates, there can be no assurance that such insurance will be sufficient to cover any claim. Uninsured product or service liability could have a material adverse effect on the financial results of GTC. In addition, there can be no assurance that any insurance will provide GTC with adequate protection against potential liabilities. Potential liability also may arise from the handling by GTC of clinical samples containing human blood and tissues, which may contain human pathogens; liability may also arise from handling animal blood and tissue which may contain zoonotic pathogens. Although such products are used only in the laboratory, inadvertent human contact may occur.

     Retention of Key Personnel. Although GTC believes that the size and qualifications of its current staff are adequate for its current business, the Company must continue to attract and retain qualified scientific, technical, marketing and management personnel as its business expands. There is intense competition for qualified personnel in the areas of the Company's activities, and there can be no assurance that GTC will be able to continue to attract and retain the qualified personnel necessary for the development of its business. Loss of the services of, or failure to recruit, key scientific and technical personnel could have a material adverse effect on GTC's business.

     Public Concerns. Certain of GTC's activities involve animal testing and genetic engineering in animals. Such activities have been the subject of controversy and adverse publicity. Animal rights groups and various other organizations and individuals have attempted to stop animal testing and genetic engineering activities by pressing for legislation and regulation in these areas. To the extent the activities of such groups are successful, GTC's business may be adversely affected.

     Shares Eligible for Future Sale. Sales of substantial amounts of Common Stock in the public market, or the perception that such sales may occur, could adversely affect the prevailing market price of the Common Stock. As of December 29, 1996, there were 17,130,901 shares of Common Stock outstanding. As of December 29, 1996, options to purchase an aggregate of 1,596,514 shares of Common Stock at varying exercise prices were outstanding; of such total, options for 718,644 shares were immediately exercisable and such shares could be immediately resold into the public market. An additional 190,600 shares of Common Stock are reserved for issuance upon exercise of outstanding warrants, all of which are currently exercisable. Of the 7,428,365 shares held by Genzyme, 5,400,000 could be sold into the public markets upon compliance with Rule 144. In addition, all other shares held by Genzyme and those issuable to Genzyme upon exercise of an outstanding warrant are entitled to registration rights which could expedite the resale of such shares into the public market.

     Possible Volatility of Stock Price; Absence of Dividends. There has been a history of significant volatility in the market prices of publicly-traded common stock of companies engaged in applications of biotechnology, including the Company, and the market price of the Common Stock has been and may continue to be highly volatile. Announcements of technological innovations or new products by GTC or others, developments or disputes concerning patents or proprietary rights, publicity regarding actual or potential medical results relating to products under development by GTC or its competitors, regulatory developments, period-to-period fluctuations in GTC's financial results and general economic and market conditions, among other things, may have a significant impact on the market price of the Common Stock. GTC has not paid any dividends since its inception and does not intend to pay any dividends in the foreseeable future.

     Change in Control. Certain provisions of Massachusetts law and of GTC's charter documents could have the effect of discouraging others from attempting hostile takeovers of GTC. Such provisions may also have the effect of preventing changes in the management of GTC. It is possible that such provisions could make it more difficult to accomplish transactions which stockholders may deem to be in their best interests.

                                 THE COMPANY

     GTC is engaged in the application of transgenic technology to the development and production of recombinant proteins for therapeutic and diagnostic uses. GTC produces such proteins by inserting a gene that directs the production of a desired protein into the genetic material of an animal such that the target protein is secreted in the milk of female offspring.
GTC believes that transgenic production offers significant economic and technological advantages relative to traditional protein production systems. GTC intends to develop and produce a broad range of proteins, both in collaboration with pharmaceutical and biotechnology companies and independently.

     GTC also provides preclinical testing services to pharmaceutical, biotechnology, medical device and chemical companies. Such services help the Company's customers reduce the time and cost of bringing their products to market.

     The shares of Common Stock offered hereby have been issued to the Selling Stockholder, as trustee of the Genzyme Transgenics Corporation 401(k) Plan (the "Plan").

     GTC's principal executive offices are located at Five Mountain Road, Framingham, Massachusetts 01701, and its telephone number at that location is
(508) 872-8400.

                             SELLING STOCKHOLDER

     All 166,108 shares offered hereby are held of record by the Putnam Fiduciary Trust Company, as trustee of the Plan. Prior to this offering, the Selling Stockholder is the owner of record of 183,881 shares of the Company's Common Stock.

                             PLAN OF DISTRIBUTION

     The Company has filed with the Commission the Registration Statement, of which this Prospectus forms a part, with respect to the resale of the Shares from time to time by the Selling Stockholder in open market or privately negotiated transactions. The Company has agreed to keep the Registration Statement effective until the earlier of (i) the date on which the Selling Stockholder no longer holds any of the shares of Common Stock offered hereby, and (ii) the first anniversary of the effective date of the Registration Statement.

     The Company has been advised that the Selling Stockholder may sell the Shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholder may effect such transactions by selling the Shares to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). The Selling Stockholder will be responsible for all brokerage commissions and other amounts payable with respect to any sale of Shares with respect to the Selling Stockholder.

     The Selling Stockholder and any broker-dealers who act in connection with the sale of Shares hereunder may be deemed to be "underwriters," as such term is defined in the Securities Act, and any commissions received by them or profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

                           LEGALITY OF COMMON STOCK

     The validity of the securities offered hereby will be passed upon for the Company by Palmer & Dodge LLP, Boston, Massachusetts. Lynnette C. Fallon, a partner of Palmer & Dodge LLP, is the Assistant Clerk of the Company.

                                   EXPERTS

     The consolidated balance sheets of the Company as of December 29, 1996 and December 31, 1995 and the related consolidated statements of operations, cash flows and changes in shareholders' equity for each of the three years in the period ended December 29, 1996 appearing in the Company's Annual Report on Form 10-K for the year ended December 29, 1996, have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their report included therein and incorporated herein by reference. Such consolidated financial statements of the Company are referred to above and incorporated herein by reference in reliance upon such reports given upon the authority of that firm as experts in accounting and auditing.

                                   PART II

                      INFORMATION NOT REQUIRED IN PROSPECTUS

              Item 14.  Other Expenses of Issuance and Distribution

     The expenses to be borne by the Company in connection with this offering are as follows:

            SEC registration fee. . . . . . . .     $    390
            Accounting fees and expenses. . . .     $  2,500
            Legal fees and expenses . . . . . .     $  2,500
            Printing expenses . . . . . . . . .     $    500
            Miscellaneous expenses. . . . . . .     $    500
                                                    --------
               Total. . . . . . . . . . . . . .     $  6,390
                                                    --------
                                                    --------

     All of the above figures, except the SEC registration fee, are estimates.

              Item 15.  Indemnification of Directors and Officers

     Section 67 of chapter 156B of the Massachusetts Business Corporation Law grants the Company the power to indemnify any director, officer, employee or agent to whatever extent permitted by the Company's Restated Articles of Organization, Bylaws or a vote adopted by the holders of a majority of the shares entitled to vote thereon, unless such indemnitee has been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his or her actions were in the best interests of the corporation or, to the extent that the matter for which indemnification is sought relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan. Such indemnification may include payment by the Company of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he or she shall be adjudicated to be not entitled to indemnification under the statute.

     Article VI of the Company's Bylaws provides that the Company shall, to the extent legally permissible, indemnify each person who may serve or who has served at any time as a director or officer of the corporation or of any of its subsidiaries, or who, at the request of the Company, may serve or at any time has served as a director, officer or trustee of, or in a similar capacity with, another organization or an employee benefit plan, against all expenses and liabilities (including counsel fees, judgments, fines, excise taxes, penalties and amounts payable in settlements) reasonably incurred by or imposed upon such person in connection with any threatened, pending or completed action, suit or other proceeding, whether civil, criminal, administrative or investigative, in which he or she may become involved by reason of his or her serving or having served in such capacity (other than a proceeding voluntarily initiated by such person unless he or she is successful on the merits, the proceeding was authorized by the corporation or the proceeding seeks a declaratory judgment regarding his or her own conduct). Such indemnification shall include payment by the Company of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he or she shall be adjudicated to be not entitled to indemnification under Article VI, which undertaking may be accepted without regard to the financial ability of such person to make repayment.

     The indemnification provided for in Article VI is a contract right inuring to the benefit of the directors, officers and others entitled to indemnification. In addition, the indemnification is expressly not exclusive of any other rights to which such director, officer or other person may be entitled by contract or otherwise under law, and inures to the benefit of the heirs, executors and administrators of such a person.

     The Company also has in place agreements with certain officers and directors which affirm the Registrant's obligation to indemnify them to the fullest extent permitted by law and contain various procedural and other provisions which expand the protection afforded by the Company's Bylaws.

     Section 13(b)(1 1/2) of chapter 156B of the Massachusetts Business Corporation Law provides that a corporation may, in its Articles of Organization, eliminate the directors' personal liability to the corporation and its stockholders for monetary damages for breaches of fiduciary duty, except in circumstances involving (i) a breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unauthorized distributions and loans to insiders, and (iv) transactions from which the director derived an improper personal benefit.
Section 6.5 of the Registrant's Restated Articles of Organization provides that no director shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent that such exculpation is not permitted under the Massachusetts Business Corporation Law as in effect when such liability is determined.

                              Item 16. Exhibits

4.1 GTC Specimen Common Stock Certificate. Filed as Exhibit 4.1 to the Company's Registration Statement on Form S-1, File No. 33-62782, and incorporated herein by reference.

4.2.1 TSI Specimen Warrant Certificate. Filed as Exhibit 4.8 to TSI Corporation's Registration Statement on Form S-3, File No. 33-48107, and incorporated herein by reference.

4.2.2  Form of Notice of Assumption by GTC of the TSI warrants to which Exhibit
       4.2.1 to this Report relate. Filed as Exhibit 4.2.2 to the original filing of the Company's report on Form 10-K for the year ended December 31, 1994 (Commission File No. 0-21794) and incorporated herein by reference.

4.3 TSI Common Stock Purchase Warrant No. F-1 issued to The First National Bank of Boston ("FNBB") on October 28, 1993. Filed as Exhibit 4.6 to the Company's Registration Statement on Form S-4, File No. 33-80924, and incorporated herein by reference.

4.4 TSI Common Stock Purchase Warrant No. G-1, dated September 27, 1994, issued to Financing for Science International, Inc. ("FSI"). Filed as
       Exhibit 4.4 to the original filing of the Company's report on Form 10-K for the year ended December 31, 1994 (Commission File No. 0-21794) and incorporated herein by reference.

4.5 Form of Notice of Assumption by GTC of the TSI Common Stock Purchase Warrants Nos. F-1 and G-1. Filed as Exhibit 4.5 to the original filing of the Company's report on Form 10-K for the year ended December 31, 1994 (Commission File No. 0-21794) and incorporated herein by reference.

4.6 Common Stock Purchase Warrant, dated June 30, 1995, issued to FSI. Filed as Exhibit 10.9 to the Company's report on Form 10-Q for the period ended July 2, 1995 (Commission File No. 0-21794) and incorporated herein by reference.

4.7 Common Stock Purchase Warrant, dated July 3, 1995, issued to Genzyme. Filed as Exhibit 10.5 to the Company's report on Form 10-Q for the period ended July 2, 1995 (Commission File No. 0-21794) and incorporated herein by reference.

4.8 Common Stock Purchase Warrant, dated March 13, 1996, issued to FSI. Filed as Exhibit 4.8 to the Company's report on Form 10-K for the year ended December 31, 1995 (Commission File No. 0-21794) and incorporated herein by reference.

5      Opinion of Palmer & Dodge LLP.  Filed herewith.

23.1 Consent of counsel (contained in opinion of Palmer & Dodge filed as Exhibit 5).

23.2   Consent of Coopers & Lybrand L.L.P.  Filed herewith.

24     Power of Attorney.  Included on signature page to this Registration
       Statement.


                             Item 17.  Undertakings

     (a)  The undersigned registrant hereby undertakes as follows:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) to include any prospectus required by section 10(a)(3) of the Securities Act;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this Registration Statement;

          provided, however, that no filing will be made pursuant to paragraph (a)(1)(i) or (a)(1)(ii) if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

     (b) The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Framingham, Commonwealth of Massachusetts, on April 7, 1997.

                         GENZYME TRANSGENICS CORPORATION



                         By:   /s/ James A. Geraghty
                             ---------------------------
                               James A. Geraghty
                               President, and Chief
                               Executive Officer



                                POWER OF ATTORNEY

     We, the undersigned officers and directors of Genzyme Transgenics Corporation, hereby severally constitute and appoint James A. Geraghty, John
B. Green and Lynnette C. Fallon, and each of them singly, our true and lawful attorneys-in-fact, with full power to them in any and all capacities, to sign any amendments to this Registration Statement on Form S-3 (including any post-effective amendments thereto), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.

     Witness our hands and common seal on the dates set forth below.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                         Title                              Date
---------                         -----                              ----

/s/ James A. Geraghty    President, Chief Executive Officer and    April 7, 1997
----------------------                  Director
James A. Geraghty            (Principal Executive Officer)


/s/ John B. Green        Vice President, Chief Financial Officer   April 7, 1997
----------------------                and Treasurer
John B. Green                (Principal Financial Officer)
                            and Principal Accounting Officer

/s/ Henri A. Termeer                     Director                  April 7, 1997
----------------------
Henri A. Termeer


/s/ Robert W. Baldridge                  Director                  April 7, 1997
-----------------------
Robert W. Baldridge

/s/ Henry E. Blair                       Director                  April 7, 1997
-----------------------
Henry E. Blair


/s/ Francis J. Bullock                   Director                  April 7, 1997
-----------------------
Francis J. Bullock


/s/ Alan E. Smith                        Director                  April 7, 1997
------------------------
Alan E. Smith


/s/ Alan W. Tuck                         Director                  April 7, 1997
------------------------
Alan W. Tuck

                                Exhibit Index


4.1 GTC Specimen Common Stock Certificate. Filed as Exhibit 4.1 to the Company's Registration Statement on Form S-1, File No. 33-62782, and incorporated herein by reference.

4.2.1 TSI Specimen Warrant Certificate. Filed as Exhibit 4.8 to TSI Corporation's Registration Statement on Form S-3, File No. 33-48107, and incorporated herein by reference.

4.2.2   Form of Notice of Assumption by GTC of the TSI warrants to which Exhibit
        4.2.1 to this Report relate. Filed as Exhibit 4.2.2 to the original filing of the Company's report on Form 10-K for the year ended December 31, 1994 (Commission File No. 0-21794) and incorporated herein by reference.

4.3 TSI Common Stock Purchase Warrant No. F-1 issued to The First National Bank of Boston ("FNBB") on October 28, 1993. Filed as Exhibit 4.6 to the Company's Registration Statement on Form S-4, File No. 33-80924, and incorporated herein by reference.

4.4 TSI Common Stock Purchase Warrant No. G-1, dated September 27, 1994, issued to Financing for Science International, Inc. ("FSI"). Filed as
        Exhibit 4.4 to the original filing of the Company's report on Form 10-K for the year ended December 31, 1994 (Commission File No. 0-21794) and incorporated herein by reference.

4.5 Form of Notice of Assumption by GTC of the TSI Common Stock Purchase Warrants Nos. F-1 and G-1. Filed as Exhibit 4.5 to the original filing of the Company's report on Form 10-K for the year ended December 31, 1994 (Commission File No. 0-21794) and incorporated herein by reference.

4.6     Common Stock Purchase Warrant, dated June 30, 1995, issued to FSI.
        Filed as Exhibit 10.9 to the Company's report on Form 10-Q for the period ended July 2, 1995 (Commission File No. 0-21794) and incorporated herein by reference.

4.7 Common Stock Purchase Warrant, dated July 3, 1995, issued to Genzyme. Filed as Exhibit 10.5 to the Company's report on Form 10-Q for the period ended July 2, 1995 (Commission File No. 0-21794) and incorporated herein by reference.

4.8 Common Stock Purchase Warrant, dated March 13, 1996, issued to FSI. Filed as Exhibit 4.8 to the Company's report on Form 10-K for the year ended December 31, 1995 (Commission File No. 0-21794) and incorporated herein by reference.

5       Opinion of Palmer & Dodge LLP.  Filed herewith.

23.1 Consent of counsel (contained in opinion of Palmer & Dodge filed as Exhibit 5).

23.2    Consent of Coopers & Lybrand L.L.P.  Filed herewith.

24      Power of Attorney.  Included on signature page to this Registration
        Statement.